UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
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BELLSOUTH CORPORATION

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Updated as of June 30, 2006
Employee FAQs related to the BellSouth-AT&T merger

NEW! Q: Does the proxy card I received from BellSouth Shareholder Services include the BellSouth shares held in my 401(k) account?
A: Yes. The proxy card you received from BellSouth Shareholder Services represents any BellSouth shares held in your 401(k) account, plus any registered shares, including any restricted shares of stock, if all of the accounts are registered in the same name. However, if you hold your BellSouth shares in a “street name” through a stock broker or a bank, you will receive a separate proxy package and card to vote those shares.
NEW! Q: What happens to existing corporate contracts and agreements between BellSouth and their partners/vendors (EDS, Accenture, etc.)?
A: Prior to closing, BellSouth will continue as a stand-alone company and will make decisions about contracts and agreements within the normal course of business. As a general rule, these agreements will survive the closing of the merger. Future decisions about the combined company’s operations, including decisions related to such agreements, will be made by AT&T after closing.
NEW! Q: When will we know more about the type of positions that will be available after the closing and how someone could apply for such positions?
A: All decisions about organizational structure and positions will be made by AT&T after closing, including the process for filling any open positions.
NEW! Q: Why do we use the word “merger” instead of “acquisition”?
A: As previously announced, AT&T is acquiring BellSouth. As a matter of corporate law, the transaction is structured as a merger.
NEW! Q: Can we request a copy of AT&T Summary Plan Description for Retiree Medical Benefits? Also, how will rehired retirees be considered after the closing?
A: After closing, AT&T will make all decisions regarding benefits and policies, including those applicable to current BellSouth employees and retirees (including rehired retirees). It would be premature at this time to provide Summary Plan Descriptions for AT&T’s benefit plans.
Background and Terms of the Merger
Q: What is the status of the merger?
A: We are taking the necessary steps to complete the merger.
Shareholder Approval. Shareholders of both companies must approve the merger plans before the proposed merger between BellSouth and AT&T can be completed. BellSouth will conduct a special meeting of shareholders to vote on the proposed merger with AT&T on July 21, 2006, at the Cobb Galleria Centre in Atlanta. BellSouth shareholders will receive a packet of shareholder materials in June, including a proxy statement and details on the time and place of the meeting. AT&T will hold a special meeting for its shareholders to approve the issuance of common stock in the merger in San Antonio, Tex., on July 21, 2006. For more information on the proxy and special meetings of shareholders, refer to the e-Merger News (Issue 4: June 2, 2006) at the BellSouth-AT&T Merger News site on BellSouth’s intranet ( http://my.bls.com/home/ ).
Department of Justice. The DOJ reviews the merger and is authorized to pursue actions that will prevent a substantial lessening of competition in any markets in which the companies operate. BellSouth and AT&T each made their required filings with DOJ on March 31.Since that filing, we have answered many questions posed by the DOJ staff and provided them with documents and access to company data that will assist in their review. On May 31, we certified our substantial compliance with all of their requests.
Federal Communications Commission. The FCC must approve the merger. BellSouth and AT&T made their initial filing jointly on March 31. The FCC has established a schedule under which it will receive initial comments on June 5 and reply comments on June 20. In addition, we expect to receive requests for documents and data from the FCC staff. While the FCC has no legally required deadline to finish its review, it informally uses a 180-day timeline as a guide. That timeline suggests FCC completion in mid-October.
State Commissions. In accordance with state law, we have made various filings in many states to obtain required approvals and clearances. As of May 31. we have completed the necessary steps in 34 states and the District of Columbia. We expect to complete the necessary steps in all states before the FCC finishes its review.
Foreign Countries. We made filings in a small number of countries, and we expect to complete all necessary steps before domestic requirements are complete.
All in all, we have made substantial progress toward completion of the requirements. While there also remains much to be completed, we expect to close the merger by the end of this year.
For more information on the steps involved in the merger process, please see the e-Merger News,
Issue 2: March 27, 2006 ( http://cc.teamsites.bls.com/sites/merger/eMergerDocs/e-MN-3.27.pdf ).
Q: Why is AT&T acquiring BellSouth?
A: Communications services are in a state of continuing change. In the past few years, we have seen the value of consolidation as it has provided new opportunities for growth and innovation. The merger of Cingular and AT&T Wireless, for example, has resulted in customer growth, increased investment and innovation of new products and services. We have also seen tremendous progress with the convergence of wireline and wireless technologies. We believe the merger of AT&T and BellSouth will result in further progress and advances in communication services. The combined company’s strong financial position means the ability to invest in next-generation products, services and technology. We will be better able to meet customer demands and compete successfully.
This combination is good for shareholders. Based on the closing prices of the stock of both companies on March 3, our shareholders would receive a 17.9% premium over the closing price on March 3, which was the trading day before the merger agreement was signed. In addition, after the merger closes, we expect our shareholders to benefit from AT&T’s higher annual dividend. Based on the exchange ratio, AT&T’s annual dividend of $1.33 is the equivalent of $1.76 for each outstanding BellSouth share, representing a 52% increase to BellSouth’s current dividend.
It also provides our employees the opportunity to work for the most respected telecommunications company in the U.S and one of the most respected companies in the world. Both companies are known for their customer service and network excellence. And both companies value diversity and inclusion.

Q: What are the terms of the deal?
A: BellSouth shareholders will receive 1.325 shares of AT&T common stock for each BellSouth share that they hold. Based on AT&T’s stock price at the close of trading on March 3, 2006, the trading day before the merger agreement was signed, this exchange ratio equals $37.09 per share. The transaction is expected to be tax-free to BellSouth shareholders.
Q: When is the transaction expected to close?
A: We currently expect it to close by the end of 2006.
Q: AT&T announced that the net present value of expected synergies is estimated to be approximately $18 billion. Where will the cost savings come from?
A: Almost all of the efficiencies are expected to come from reduced costs over and above expected cost improvements from the ongoing productivity initiatives of BellSouth, AT&T and Cingular.
•	The largest savings are expected to come from backbone network operations and IT, as facilities and operations are consolidated, and from increased capital efficiencies.

•	Substantial savings will come from eliminating duplicate corporate functions.

•	Additional savings will come from overlapping customer sales and service operations.
Q: Why was the acquisition deal announced publicly before it was announced to BellSouth employees? Why weren’t we told first?
A: Because BellSouth is a publicly held corporation, we are required to make material information, such as announcements of pending mergers and acquisitions, accessible to the general public at the same time that we inform our employees.
Q: What does the $37.09 per share exchange value that was mentioned in the press release mean to me? How do I calculate the exchange value of my BellSouth stock into AT&T?
A: BellSouth shareholders will receive 1.325 shares of AT&T common stock for each share of BellSouth that they hold immediately prior to the merger. For the purpose of calculating or estimating the value of your exchanged shares, you would multiply your BellSouth “share” balance by the 1.325 “exchange ratio” at that time to determine the number of AT&T shares you would receive. The market valuation of your new AT&T share balance at the time of exchange would be determined by multiplying your AT&T share balance by the trading price of AT&T’s common stock on the market at that point in time.
Based on the above calculation, each share of BellSouth common stock would have represented approximately $37.09 at the close of business on March 3, 2006 (if the merger had closed prior to that time). Each share of BellSouth stock will be exchanged for 1.325 shares of AT&T common stock, and the closing price of AT&T’s common stock on March 3, 2006 was $27.99 (1.325 AT&T shares x $27.99 = $37.09 per BellSouth share). The value of each former BellSouth common share following the merger will fluctuate based on the market price of AT&T’s common stock.

Impact on compensation and benefits
Q: Will the pending merger affect BellSouth’s compensation and benefits prior to the closing and how soon after the closing might benefits be changed?
A: The merger agreement does not require BellSouth to terminate or reduce any of its overall benefits and compensation programs. BellSouth’s benefits plans and compensation programs in general will remain in effect and will continue to be administered in accordance with their terms until closing (although BellSouth continues to reserve the right to modify these programs in any way and in accordance with the needs of the business). In other words, the current compensation and benefits structures will continue “business as usual” through the closing. After closing, all decisions regarding benefits and compensation will be made by AT&T. However, under the merger agreement, AT&T has agreed that, for a period of time after the merger, BellSouth management employees will have compensation and benefit plans and programs that are no less favorable in the aggregate than they have at BellSouth. This commitment will continue for 12 months from the closing or until Dec. 31, 2007, whichever is later. Eventually, BellSouth employees will migrate to the benefit plans and programs of the AT&T companies.
BellSouth’s 2005 bonus payments and CAD increases will proceed as planned, on schedule and unchanged as a result of this agreement. Management salary increases will be effective May 1. Bonuses for 2006 will be paid as earned in March 2007.
Q: What will happen to medical premiums for employees after the merger closes?
A: Any decisions regarding medical premiums after closing would be made by AT&T and, for represented employees, would be subject to the collective bargaining process.
Q: I am a represented employee and would like to know if my benefits will change based on the pending merger between BellSouth and AT&T?
A: As stated in a previous Q&A, the current working agreements which include wages and benefits for represented employees, will stay in effect until their expiration.
Q: Do you anticipate open enrollment for management employees for 2007 to occur during the same time frame this year in light of the pending merger?
A: Yes, 2007 Annual Enrollment is currently scheduled for October through November of 2006.
Q: Will there be job consolidation after the closing occurs?
A: It is anticipated that the majority of BellSouth positions will be unaffected by the merger. However, headquarters staff, support functions and overlapping operations will be consolidated.
Q: Can any clarification be given around the 10,000 job reduction amongst the three companies that has recently been reported by the media? Are there any indications on how many of the 10,000 will be BellSouth employees?
A: No further information is available at this time.

Q: I watched the video program featuring Ed Whitacre, the AT&T chairman, and my interpretation of his comments regarding jobs for BellSouth employees is basically if we want to stay on board with the new combined company after the merger, we will have a job. Is it really that simple? Could you elaborate?
A: Mr. Whitacre stated that, while there typically are many jobs available across AT&T because of attrition and other factors, there will be some consolidation and movement of jobs (organizationally and/or geographically) that will affect some groups of BellSouth employees. In particular, he cited corporate staff positions as candidates for potential consolidation and movement. Mr. Whitacre also said most jobs involving front-line, customer-facing operations will be unaffected, and that new jobs could be created because of the combined company’s anticipated business goals, such as expanding availability of TV service to millions of customers across the country. Final decisions and information on these issues will be made by AT&T.
Q: What is the period of time that the present BLS management compensation and benefits package will be no less favorable after the merger?
A: After closing, all decisions regarding benefits and compensation will be made by AT&T. However, under the merger agreement, AT&T has agreed that, for a period of time after the merger, BellSouth management employees will have compensation and benefit plans and programs that are no less favorable in the aggregate than they have at BellSouth. This commitment will continue for 12 months from the closing or until Dec. 31, 2007, whichever is later. Eventually, BellSouth employees will migrate to the benefit plans and programs of the AT&T companies.
Q: Will there be a severance package offered to employees who leave the combined company?
A: Employees who leave the combined company under certain circumstances will be provided benefits under a separation plan. The severance plan will be maintained for two years after closing for employees who separate after closing and who separate for reasons other than for cause (as defined under the enhanced separation plan). The general terms of the enhanced separation plan will be (1) a severance pay formula equal to 7% of base pay per year of service (minimum of 50% and maximum of 150%), (2) a pro-rated bonus payment, (3) rule of 65 for retiree medical (and 6 months paid COBRA for others), (4) rule of 65 for telephone concession, and (5) outplacement services.
Q: What duration in specific does “two years” represent in the following: “For two years following the closing of the merger, AT&T has agreed to maintain a severance plan providing severance pay and other benefits in the event of a qualifying termination of employment of BellSouth employees.”
A: Two years represents two calendar years that AT&T has agreed to maintain a severance plan. For example, if the merger closes on November 1, 2006 the severance plan would be in effect until November 1, 2008.
Q: If there is an involuntary separation due to management reduction after the merger closes, have the terms of the post merger severance plan been decided? If so, what are the terms?
A: Management Employees who leave the combined company under certain circumstances will be provided benefits under a separation plan. To see details of this plan go to the merger web site and click Merger Benefits and Compensation Summary.

Q: What are the circumstances that determine if a management employee at the manager level (C level) and below is eligible for a severance package and what are the terms for the severance package?
A: A summary of the terms of the post-close severance plan for managers is listed on the Merger web site under: More information, Employee Communications, Merger Benefits and Compensation. A formal plan document, which will set forth additional details and terms, will be issued at a later date.
Q: The terms posted in the Compensation and Benefits Summary for Managers states that severance will be based on base salary. How will base salary for sellers be applied?
A: For employees covered under a sales compensation plan, severance payments will be based on their base salary plus the benefit incentive amount (BIA). Benefit incentive amounts are published annually by the company.
Q: Will there be any provision for educational assistance reimbursement in the severance plan for management employees who leave the combined company?
A: No. The general terms of the post merger separation plan will be (1) a severance pay formula equal to 7% of base pay per year of service (minimum of 50% and maximum of 150%), (2) a pro-rated bonus payment, (3) rule of 65 for retiree medical (and 6 months paid COBRA for others), (4) rule of 65 for telephone concession, and (5) outplacement services.
Note: Information regarding additional severance terms applicable to D level and above managers will be provided separately.
Q: Referencing the Q&A of April 28, it is mentioned that there will be no provision for educational assistance reimbursement in the severance plan for management employees who leave the combined company. In the recent voluntary offer, under TPPM:V Benefits, it says that if an employee separates under the provisions of TPPM:V, the employee will be eligible to receive reimbursement under the BS Educational Assistance Program for qualifying courses that are completed no later than two (2) years following the date of separation. Can this be confirmed? Is this pertaining to those employees who leave after the merger of the two companies’?
A: The plan provisions for the recent TPPM:V voluntary offer for management employees did include eligibility for education assistance. Employees who leave the combined company, however, under the post-merger severance plan will not be eligible for educational reimbursement under the provisions of that plan.
Q: In an earlier answer, a statement is made that once the merger closes there will be a severance plan for management employees who leave the combined company within a specified timeframe. I am a C59 level manager (or below) and want to understand if I can voluntarily sign up for the severance offer once the merger closes?
A: No, the post merger severance plan will not include a voluntary offer for management at any level. The post merger severance plan will be available only upon a qualifying termination of employment, and will be subject to the terms of the formal plan document (which has not yet been issued). A qualifying termination is a termination by AT&T other than for cause (as defined in the enhanced severance plan) or a termination by the employee with good reason during the two year period following the closing.
For complete definitions of “cause” and “good reason” click on the Merger Benefits and Compensation section of the Merger News web site. Note: The summary of severance terms (including the definitions of “cause” and “good reason”) found at the above link apply to managers at or below C level (Job Grade 59 or equivalent) and relate only to severance plan eligibility. Employees at D level and above will be provided separate information regarding the terms of the post merger severance plan and eligibility requirements for those groups.
Q: If I voluntarily resign my position after the merger closes, am I eligible for the post merger severance plan?
A: No, unless the resignation is for “good reason.” (See discussion in the response to the preceding question).
Q: I understand that the post-merger severance plan for management employees will use the term “good reason” in determining whether a termination of employment qualifies for severance entitlements. What does “good reason” mean?
A: For two years following the closing of the merger, AT&T has agreed to maintain a severance plan providing severance pay and other benefits in the event of a qualifying termination of employment of BellSouth employees. Benefits under this severance plan may become payable if a management employee is either fired (without “cause”) or if the employee quits with “good reason”. Good reason is an event that occurs (or you have been given notice that will occur in the future) and violates one of the “good reason” protections in the severance plan. Those protections include:
1) Certain failures to maintain compensation
2) Required relocation (more than 50 miles)
3) Failure by a successor company to maintain the severance plan
(For complete definitions of “cause” and “good reason”, see the Merger Benefits and Compensation link on the merger website.)
Q: I heard that, for management employees, if I am told after closing that I have to relocate more than 50 miles and I give notice to the Company that I intend to separate for “good reason” that I may be entitled to AT&T severance plan benefits.
A: That is correct. “Good reason” as defined for purposes of the severance plan described in the merger agreement includes certain relocations.
(For complete definitions of “cause” and “good reason”, see the Merger Benefits and Compensation link on the merger website.)
Q: If I think I have “good reason” to invoke the terms of the severance plan as described in the previous questions, what do I have to do to qualify for the severance benefits?
A: If someone thinks he or she has a basis for a claim of “good reason” under the severance plan, they must give AT&T notice of the event that they think constitutes “good reason” within 45 days of when they became aware (or should have reasonably become aware) of the event. AT&T then has 30 days from delivery of the employee’s notice of good reason to remedy the event if it so chooses. If the company fails to remedy the event within 30 days, then the individual must give final written notice of the intention to terminate under the severance plan within 15 days of the end of AT&T’s thirty day cure period and propose a termination date not later than 15 days (or a later date as AT&T may agree) after the date of the final written notice of termination.
If an employee believes that an event (or events) that constitutes good reason has occurred, it is important that the employee follow these notice provisions in order to protect and preserve his or her rights and entitlements.

Q: If I am a C59 (or below) manager and I sign up for and get approved for the current voluntary force reduction and was eligible and take transitional leave, what happens to this leave when the merger closes?
A: You will continue to be on transitional leave for the duration of the leave period, subject to the terms and conditions of the leave policy.
Note: Transitional leaves of absence are not available to managers at D level and above under the terms of the current voluntary force reduction offer.
Q: Do these severance terms apply to craft employees?

A: No, these severance terms and benefits apply to management employees only.

Q: Will any type of severance plan be offered to the craft employees that are separated by the merger?

A: We do not expect significant reductions in craft employees as a result of the closing of the transaction. Any surplus that may occur would be handled under the terms of the applicable labor agreements.

Q: Will this severance offer have transitional leave in order to reach service pension eligibility?

A: AT&T will make that determination at the time of the offer.

Q: What is the Rule of 65 phone concession benefit as part of the severance offer?

A: The severance plan referenced above will include telephone concession benefits for those employees who meet the Rule of 65 eligibility requirements. Specific details will be determined later. Further information will be provided by AT&T following the closing.
Q: If I am a management employee, separate prior to the end of 2006, and I am eligible for the post-close severance plan, will I be eligible to receive a 2006 bonus award for the portion of the year that I was employed?
A: Yes, subject to the eligibility requirements of the 2006 bonus plan.
Q: What happens to any BellSouth stock options, restricted shares and restricted stock units?
A: At the time the merger closes, unvested and outstanding BellSouth stock options will become fully vested and exercisable as provided in the award agreements. Also, as of closing, each of your outstanding options to purchase BellSouth common stock will be converted (at the exchange ratio) into an option to purchase shares of AT&T common stock on similar terms. BellSouth restricted shares and restricted stock units will be converted into AT&T restricted shares and restricted stock units based on the exchange ratio.

Q: What happens to any BellSouth performance shares?
A: After the merger closes, all performance shares will pay out pro-rata based on actual performance through the date of closing. Payment of performance shares will occur as soon as administratively feasible following the date of closing. AT&T will grant replacement performance shares in an amount approximately equal in value to the forfeited performance shares.
Q: What happens to my 401(k) plan?
A: The 401(k) plans will not change as a result of the merger agreement, and your account will continue to be invested according to your investment direction. However, following the closing, the BellSouth stock fund in each 401(k) plan will exchange its holdings of BellSouth common stock for AT&T common stock in accordance with the 1.325 exchange ratio set forth in the merger agreement. Any decisions regarding the 401(k) plans after the merger closes will be made by AT&T.
Q: It states in previous questions that the 401k plan will not change as the result of the merger, but any decisions regarding the 401k plans after the merger closes will be made by AT&T. Can the 401(k) plan for craft employees change?
A: The current 401(k) savings plan provisions for craft employees will stay in effect through the effective date of the applicable CWA working agreement, subject to any changes made through the collective bargaining process.
Q: Will the pending merger affect benefits for employees covered under the collective bargaining agreements?
A: No, the terms of the current bargaining agreements will remain in effect.
Q: Will there be any changes to my compensation if I am part of a bargaining unit?
A: Any potential changes to compensation would be addressed through the collective bargaining process.
Q: Will wages and benefits change for the craft employees as a result of the merger?
A: No, wages and benefits for craft employees, and any potential future changes, are subject to the collective bargaining process. For employees represented by CWA, any potential changes after the closing would be addressed through negotiations between AT&T and CWA.
Q: Will represented employees in BellSouth be able to bid on job vacancies in AT&T prior to closing?
A: No. AT&T and BellSouth must continue to function independently until the merger closes.
Q: How will the merger affect the Uniform Program for craft employees?
A: The terms of the uniform program are set forth in the applicable collective bargaining agreements. The terms and conditions of the current labor agreements will be assumed by the new company, and any potential future changes those agreements would be subject to the collective bargaining process.

Q: Are BellSouth’s pensions/cash balance accounts secure? Will the plans change prior to the close because of the merger announcement? Will the BellSouth pension plans continue after the merger?
A: The BellSouth pension plans will not change as a result of the merger agreement. Individuals currently receiving pensions can be confident that there will be no disruption in receiving their monthly pension annuities from BellSouth and following the merger with AT&T, in accordance with the terms of BellSouth’s pension plans. You should be aware that under law, companies cannot reduce or eliminate a person’s accrued and vested pension benefit under tax-qualified plans, such as BellSouth’s. In addition, BellSouth’s pension plans remain well-funded. Any decisions regarding the pension plans after the merger closes will be made by AT&T.
Q: What are the laws that govern pension plans?
A: Pension funds are governed by ERISA (the Employee Retirement Income Security Act of 1974) and backed by the Pension Benefit Guaranty Corporation, a government agency that insures company-sponsored defined benefit plans. BellSouth’s pensions are considered defined benefit plans because the benefits payable are determined by formulas set forth in the plans.
Q: What happens to BellSouth employees whose BSMPP pensions have been frozen?
A: Pension benefits accrued and vested at BellSouth up to the merger date cannot be reduced or eliminated by AT&T after the merger. Decisions about any future benefits under the BSMPP after the merger will be made by AT&T.
Q: Will my years of BellSouth service be recognized by AT&T?
A: Yes, BellSouth service will be recognized by AT&T after the closing occurs.
Q: Will prior service not currently recognized by BellSouth be recognized by AT&T following the closing?

A: Issues regarding non-bridged prior service will be addressed by AT&T after the closing.

Q: If I am a former employee of AT&T or SBC and my prior service was not recognized (bridged) by BellSouth, will it be recognized by AT&T?

A: Any non-bridged prior service will be addressed by AT&T after the closing.

Q: I worked for AT&T for about a year before joining BellSouth. My time never bridged when I came to work with BellSouth. Will I be able to get my time with AT&T combined with my BellSouth time when the two companies merge?

A: Any non-bridged service with BellSouth will be addressed by AT&T after closing.

Q: In listening to the broadcast from Mr. Ackerman and Mr. Whitacre I understood that if I had service that was not yet recognized by BellSouth for purposes of bridging, Mr. Whitacre stated AT&T will look at this issue once the merger is completed?

A: Following the merger, service that is recognized by BellSouth as of the closing will be recognized by AT&T. AT&T will evaluate and make decisions about any other service (such as with AT&T or other entities) after the closing.

Q: Earlier communications have stated that BellSouth service will be recognized by AT&T. How will this affect me?
A: After the closing occurs, employees of the combined company will continue to have the same Net Credited Service (for managers) and Seniority (for craft) for pension and other purposes.
Q: Will a severance package be offered to management employees who are separated from the combined company after closing because they decline a position requiring relocation?
A: Generally, yes, provided the relocation qualifies under the terms of the yet to be adopted severance plan and the separation occurs during the period beginning on closing and ending on the second anniversary of closing.
Q: If I am separated involuntarily from the combined company and I am eligible for the severance benefits that will apply to management employees, when will additional details be made available regarding the separation plan?
A: Additional details regarding the plan will be provided by AT&T after the closing.
Q: In reading the Q&A regarding management separation packages, there appear to be references to what can be interpreted as two different severance packages: The BellSouth enhancement package and AT&T severance package. Are there two different packages that will apply after closing?
A: No, there is only one set of severance benefits that will apply to management employees after the closing. Only those management employees that leave the company under certain circumstances will be provided benefits under a separation plan.
Q: Will the lump sum option under the BellSouth pension plans change as a result of the merger?
A: The BellSouth pension plans were not changed by the merger agreement. Therefore, the option to elect a lump sum remains in both pension plans subject to the terms and conditions of those plans. After the closing, decisions about the BellSouth pension plans will be made by AT&T. Please note that applicable law governing the pension plans presently prohibits AT&T from removing the lump sum options for currently accrued and vested benefits.
Q: Can you provide an example of how this would affect a participant in the management pension plan (PRA)?

A: As an example, if a manager has a cash balance of $100,000 in the BellSouth PRA at the time of closing, the manager would retain the ability to take that cash balance as a lump sum following separation of employment from AT&T. Payment options for pension benefits earned after the closing date will be determined by AT&T.
Q: Can we roll our pension lump sum into our 401K? Will that option be available after the merger?
A: After separation of employment from BellSouth, to the extent that you are eligible to elect a lump sum distribution of your BellSouth pension benefit in accordance with the applicable pension plan’s terms, you may elect to roll that lump sum payment into your 401(k) account under the BellSouth Savings and

Security Plan or the BellSouth Retirement Savings Plan, as applicable. After the merger closes, decisions regarding eligible rollover options into the applicable BellSouth 401k plan will be determined by AT&T.
Q: Will the merger trigger an opportunity for vested 401K balances to be moved out of the 401K plan and into an IRA for management employees?
A: The merger will not trigger a distribution event under the 401K plans. Any decisions regarding the 401k plans after closing will be made by AT&T, subject to legal requirements and the terms of any applicable collective bargaining agreements.
Q: If I am a craft employee will I still be eligible for the lump sum distribution and the cash balance under the pension plan when the merger is completed; how long will it be available and will our present contract with the CWA be honored for the duration of the contract?
A: Yes. All current pension provisions for craft employees, including the cash balance and lump sum features, will stay in effect for the duration of the applicable CWA working agreement, subject to any changes made through the collective bargaining process. For most craft employees, that date is August 8, 2009. Even if AT&T and the CWA negotiate changes to the pension plan at that time (or through bargaining at some early time), the pension benefits earned to date of such negotiated change and the related payment options for those accrued benefits can not be reduced or eliminated.
Q: If I am eligible for the non-decreasing BSMPP lump sum amount as of 12/31/2005, will I continue to be eligible for this benefit after the merger with AT&T?
A: Yes. Your pension benefit under the BellSouth Personal Retirement Account Pension Plan (PRA) will continue to be calculated as the larger of your BSMPP benefit (if you are eligible for this prior plan formula) as of 12/31/2005 and your cash balance PRA benefit. As a result, your PRA benefit will not be less than the 12/31/2005 BSMPP lump sum amount.
Q: May I receive a distribution of my pension prior to the closing of the merger with AT&T?

A: You may only elect a distribution of pension benefits following an actual separation of employment.
Q: If I retire today and take my pension as a lump sum, I will be eligible for retiree medical and dental benefits from BellSouth. After the merger, will I still be considered a retiree of AT&T even though I have taken a lump sum distribution of my pension benefits?
A: As a retiree of BellSouth, an employee is eligible for retiree medical and retiree dental benefits, subject to the provisions of the applicable retiree medical/dental plans including the premium requirements and any future plan amendments. Whether the employee has taken his or her pension in a lump sum does not impact such employee’s eligibility for retiree medical/dental. In other words, the form of distribution of the pension benefit does not change the eligibility for retiree medical/dental. Following the closing, retirees of BellSouth (determined without regard to whether a lump sum distribution of pension benefits was taken) will be viewed as retirees of AT&T, and AT&T will make all decisions regarding AT&T retiree/medical benefits.

Q: Will BellSouth continue to offer Employee Assistance Program (“EAP”) resources to employees during the period prior to the closing of the merger?
A: Yes. If you have questions or would like to find a local EAP counselor with whom you may schedule an appointment, call EAP at 1-800-984-9135. For more detailed information on EAP visit http://www.bellsoutheap.com/.
Q: Under the terms of the post-closing severance plan for management employees, does the Rule of 65 eligibility for retiree medical and dental coverage include the 10 year minimum service requirement?
A: Yes, a ten year minimum service requirement will apply.
Q: What rules for retirement eligibility apply to management employees before and after December 31, 2007, and will retiree medical benefits be available after that date?
A: Through 2007, management employees who retire will be subject to the Service Pension eligibility rules in the PRA (Rule of 75). The post-closing severance plan, which includes Rule of 65 eligibility for retiree medical coverage, will apply to eligible employees for 2 years after the closing — which extends beyond December 31, 2007. Eligibility for retiree medical benefits for management employees who retire after December 31, 2007 will be determined by AT&T at a later date.
Q: In an earlier question it states that management employees who leave the combined company under certain circumstances will be provided benefits under a separation plan. This plan references rule of 65 retiree medical benefits. What impact does the Rule of 65 versus the Rule of 75 have on retiree medical and retiree dental benefits?
A: Generally, to be eligible for retiree medical and dental benefits, management employees must be Service Pension (Rule of 75) eligible as defined in the BellSouth Personal Retirement Account Pension Plan (PRA). However, the Rule of 65 is offered under certain severance programs to allow employees to attain eligibility for certain benefits. Refer to the Retiree Medical Assistance Plan (RMAP) and Retiree Dental Assistance Plan (RDAP) summary plan descriptions (SPDs) for information about the plans.
Q: What happens to employees that are on military leave and are not expected to return until after the merger closes?
A: The employee will continue on their military leave and have the same reinstatement rights under applicable law as they have with BellSouth.
Q: I am a craft employee who retired from BellSouth and was rehired by BellSouth. Upon rehire my retiree benefits stopped and active benefits began. How will the merger affect my ability to go back to my retirement benefits?
A: If a craft retiree is receiving a pension annuity, upon rehire by BellSouth as an active craft employee, payment of the pension annuity is suspended. The suspended pension benefit plus any additional pension benefits earned after rehire while employed by BellSouth will resume upon the second separation, whether separating from either BellSouth or AT&T. As we previously communicated, any decisions after closing regarding retiree healthcare benefits will be made by AT&T.

Merger Approval Process
Q: What approvals will be required?
A: Approvals are required from BellSouth’s and AT&T’s shareholders, the FCC, the U.S. Department of Justice, various state regulatory agencies and a small number of local and foreign authorities.
Q: How long do you anticipate regulatory approval will take?
A: We expect the regulatory approval process to take 9 to 12 months.
Q: Have BellSouth and AT&T made any regulatory filings specific to the merger?
A: On Friday, March 31, AT&T and BellSouth made a series of joint regulatory filings associated with the planned merger. These included federal level filings with the Department of Justice and the FCC and a series of state commission filings across the country including the BellSouth region. These filings were a significant first step towards gaining the required approval from the appropriate entities.
Q: What is the Form S-4 registration statement — joint proxy statement/prospectus that BellSouth and AT&T have filed with the Securities and Exchange Commission?
A: BellSouth has filed a joint proxy statement/prospectus with the SEC. AT&T has filed a Form S-4 registration statement, which consists of a cover page, the joint proxy statement/prospectus filed by BellSouth, and some information required by the SEC that will not be distributed to shareholders. The joint proxy statement/prospectus describes, among other things, the proposal that will be considered at the special meeting of shareholders, the background of the merger, and other financial and business factors that were considered by the Board of Directors, financial advisors and others in connection with the Board’s voting to approve the merger.
On July 21, 2006, BellSouth and AT&T will each hold a special meeting of shareholders to obtain approval for the merger transaction. The meetings will be held in Atlanta, Georgia and San Antonio, Texas, respectively. In June, shareholders will receive a packet of information that includes the proxy statement/prospectus and notice of the meeting. Shareholders should read the proxy statement/prospectus carefully and then vote their proxy.
In order for the merger to be approved, a majority of BellSouth’s outstanding shares must vote for the merger. AT&T shareholders must approve the issuance of the AT&T stock required to be issued in the merger.
Q: Did we vote on the proposed transaction with AT&T at the Annual Meeting that occurred on April 24, 2006?
A: No, BellSouth will hold a special meeting of shareholders to obtain approval for the transaction on July 21, 2006 at the Cobb Galleria Centre in Atlanta, Ga. In June, BellSouth shareholders will be provided with a packet of information, including a proxy statement that gives a lot of information about the proposed merger and notification of the time and place of the meeting. Approval of the merger will require the affirmative vote of a majority of the outstanding shares of BellSouth common stock; therefore, not voting is the same as voting against the merger.

Q: I have received a large packet of shareholder information, including a proxy statement. What do I do with it?
A: The information in the proxy statement will answer many of your questions about the merger. The proxy statement describes, among other things, the proposals that will be considered at the special meeting of shareholders, the background of the merger, and other financial and business factors that were considered by the Board of Directors, financial advisors and others in connection with the Board’s voting to approve the merger. We encourage you to read the proxy statement carefully and then vote your proxy.
You may receive multiple packets of information and proxy cards. It is important that you vote all the proxy cards you receive. Approval of the merger requires the affirmative vote of a majority of the outstanding shares of BellSouth common stock; therefore, not voting is the same as voting against the merger.
Q: Who do I contact if I have questions or need information regarding this merger and the large packet of shareholder information, including the proxy statement?
A: Visit BellSouth’s Merger News intranet Web site http://my.bls.com/home/merger, and visit BellSouth’s investor Web site at www.bellsouth.com/investor for information and updates regarding the proposed merger. Both Web sites contain a link to the Shareholder Q&A.
Headquarters
Q: Where will the new company headquarters be located?
A: The combined company will be headquartered in San Antonio, Texas, but will maintain a Southeast regional headquarters in Atlanta, GA.
Q: What will happen to the headquarters of other operations (such as Cingular)?
A: Cingular’s headquarters will remain in Atlanta. Also, the state headquarters for each state in BellSouth’s current nine-state region will continue to operate as state headquarters for the combined company. At this point, there has been no decision regarding the location of the headquarters for BellSouth’s Advertising and Publishing business.
Other
Q: Should I contact my counterpart in AT&T to begin the merger transition?
A: No, you should not contact your counterpart at AT&T to discuss post-merger integration. Please remember that we are still separate companies and must continue to operate separately until the closing. We will provide further information on this in the near future.

Q: Can I talk to any of my friends or contacts at AT&T?
A: You may continue to have personal conversations with AT&T employees or conversations that are part of your day-to-day responsibilities at BellSouth. However, you should not discuss post-merger integration.
Q: Are we going to continue with new product and services initiatives?
A: Yes, BellSouth will continue to implement products and services that meet the needs of our customers.
Q: Where can I learn more about the merger?
A: We’ll be communicating more information in the weeks and months ahead and we have established an employee intranet Web site devoted to the merger. We have also set up a mailbox where you can send questions about the merger.
Q: What is the response time and how often will new answers be added to the web site? What if an answer to my question is not put on the website?
A: Questions can be submitted through the Merger web site. We will post responses to questions weekly at the BellSouth Merger News intranet site. E-mails will not be answered individually, but they will be addressed collectively as appropriate. We cannot answer all questions submitted, but we will do our best to provide you with as much information as possible.
Q: How can I get Human Resources questions, specifically benefits issues, answered?
A: HR related questions on benefits can be answered by accessing www.bellsouthbenefits.com or through the BellSouth Service Center at 1-800-528-1232. All other HR related questions should be handled through your normal HR channels.
Q: What positions will remain in Atlanta after closing?
A: Decisions about the structure and staffing of the newly combined company will be made by AT&T after closing. It is anticipated that the majority of BellSouth positions will be unaffected by the merger. However, headquarters staff, support functions and overlapping operations will be consolidated.
Q: Can we make organizational changes between now and the merger close?
A: Yes, BellSouth will continue as a stand-alone company until the merger closes and we should continue to implement changes that meet the needs of our customers and meet our 2006 business objectives.
Q: What impact will the merger have on employees of BellSouth Long Distance?
A: After closing decisions regarding this line of business and others will be made by AT&T.

Q: What impact does the merger have on partnership and vendor relationships such as BellSouth and Qwest and BellSouth and DIRECTV?
A: Prior to closing, BellSouth will continue as a stand alone company and continue to offer the same products and services at the same terms and conditions. Decisions about the combined company’s operations after closing will be made by AT&T.
Q: How will the recent lawsuits filed by two shareholders affect the merger?
A: We believe the complaints are meritless and we intend to defend the cases vigorously.
Q: I read that “BellSouth common stock will be converted (at the exchange ratio) into an option to purchase shares of AT&T common stock on similar terms.” Is the conversion itself a taxable event that would incur personal capital gains/income tax? Or is it some type of asset reassignment/recategorization that is not taxable event?
A: No, the conversion is not anticipated to be a taxable event since the merger is a stock-for-stock transaction (except with respect to cash paid in lieu of fractional shares). However, you should consult your tax advisor regarding your particular situation.
Q: At one time when we were part of AT&T, we were considered a monopoly, so why does that not apply now?
A: The old “ma bell” had a franchise monopoly granted to it by federal and state governments for traditional wireline phone service. During this time, there were no cell phones, no blackberries, no email, and no cable-provided VOIP that competed with it. Advances in technology gave customers options, and the governments officially ended monopoly franchises with the passage of the 1996 telecommunications Act. The competitive landscape is different and the telecommunications market and legal environment today bear no resemblance to the “ma bell” monopoly of yesterday. Today there is robust competition from cable companies, CLEC’s, VOIP providers, wireless companies etc.
Q: What effect will the merger have on the future of the LM Berry, BellSouth Advertising and Publishing, and Steven Graphics companies?
A: After the closing, decisions regarding the operations of these and other BellSouth entities will be made by AT&T.
Q: Since the initial announcement of the proposed merger between BellSouth and AT&T no decision has been made regarding BAPCO. At what point do you see a decision will be made? And why is there such a delay in making this decision?
A: AT&T has not made a decision regarding BAPCO, Stevens Graphics, or LM Berry. We will communicate the information to affected employees after AT&T makes decisions regarding these entities.
Remember, BellSouth and AT&T are still independent companies until after the merger closes, so these types of decisions will be the responsibility of AT&T only after the closing.

Q: When do our current labor agreements expire?
A: The current agreements with the CWA will continue until their expiration dates in 2009 and 2010.
          Expiration dates of specific working agreements are:

August 8, 2009	BellSouth Telecommunications (BST)
August 8, 2009	BellSouth Headquarters
August 8, 2009	BellSouth Affiliate Services Corporation (BASC)
August 8, 2009	BellSouth Advertising & Publishing (BAPCO)
August 8, 2009	BellSouth Billing, Inc. (BBI)
August 8, 2009	BST — Utility Operations
August 8, 2009	BellSouth Long Distance (BSLD)
May 15, 2010	BST — National Directory & Customer Service (ND&CA)
August 7, 2010	BST — Internet Services
Q: Will there be national bargaining like during the Bell System days?
A: Those issues will be addressed by the new company and the CWA.
Q: When do the union contracts with AT&T expire?
A:. AT&T has several regional working agreements with CWA that expire April 4, 2009.
Q: What will the new organization look like after the merger?
A: Information regarding the post-merger organization is not available at this time. BellSouth will operate as a stand alone company until the merger closes. Further information will be provided at the appropriate time by AT&T after the merger closes.
Q: If I leave the payroll in May under the voluntary severance program how soon am I eligible for re-employment, and do those terms change once the merger is completed?
A: After leaving the BellSouth payroll, former employees generally cannot be rehired or perform services on behalf of a BellSouth company, either directly or through a contractor, for a period of 12 months. This waiting period applies whether the employee retires, separates at the end of a leave of absence, leaves under a severance plan, or separates for other reasons. Once the merger is completed, re-employment decisions will be made by AT&T.
Q: During Mr. Whitacre’s visit he stated that two people are responsible and, in fact, are already looking at jobs, functions, etc., in AT&T and BellSouth. He gave the names of the AT&T and BellSouth people responsible. Can you please identify who those people are?
A: A team has been formed to begin planning, to the extent permitted under the anti-trust laws, for the post-merger integration of AT&T, BellSouth and Cingular. Barry Boniface, chief strategy and development officer for BellSouth, and James W. Callaway, senior executive vice president-business development for AT&T, are heading the integration planning efforts. For further information visit BellSouth NewsSource.

NOTE: In connection with the proposed merger, AT&T Inc. (“AT&T”) filed a registration statement on Form S-4 (Registration No. 333-132904), containing a joint proxy statement/prospectus of AT&T and BellSouth Corporation (“BellSouth”), with the Securities and Exchange Commission (the “SEC”) which was declared effective on June 2, 2006. Investors are urged to read the registration statement and the joint proxy statement/prospectus contained therein (including all amendments and supplements to it) because it contains important information. Investors may obtain free copies of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site ( www.sec.gov ). Copies of AT&T’s filings may also be obtained without charge from AT&T at AT&T’s Web site ( www.att.com ) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site ( www.bellsouth.com ) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309.